Exhibit 23

Spherix Incorporated

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 3, 2008, accompanying the consolidated financial statements included in the Annual Report of Spherix Incorporated on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Spherix Incorporated on Form S-8 (File No. 333-66053 effective October 23, 1998), on Forms S-3 (File No. 333-44973 effective March 23, 1998, 333-79593 effective May 28, 1999, 333-32504 effective April 19, 2000, and 333-116422 effective June 14, 2004) and on Forms S-2 (File No. 333-126930 effective October 4, 2005).

/s/  Grant Thornton LLP

Baltimore, Maryland

April 3, 2008